EXHIBIT 1

                                                                October 22, 2009

To:

CVIDYA NETWORKS, INC.
CVIDYA ACQUISITION LTD. (collectively, the "PURCHASERS")

Dear Gentlemen:

                             RE: VOTING UNDERTAKING

RECITALS:

     A. The undersigned (the "SHAREHOLDER"), is the sole owner, beneficial and of record, of _________ Ordinary Shares, NIS 0.04 par value per share, of ECtel Ltd., an Israeli company (the "SHAREHOLDER SHARES", the "COMPANY SHARES" and the "COMPANY", respectively).

     B. Concurrently with the execution of this Undertaking, the Company and the Purchasers are entering into that certain Agreement and Plan of Merger, providing for, among other things, the merger of cVidya Acquisition Ltd. with and into the Company (the "MERGER AGREEMENT").

     C. As a material inducement to the willingness of the Purchasers to enter into the Merger Agreement and to consummate the transactions set forth therein, the Shareholder has agreed to enter into this Undertaking.

1.   VOTING UNDERTAKING.

     1.1. Prior to the Closing, and unless the Merger Agreement is terminated pursuant to Section 8.1 thereof, the Shareholder hereby agrees, at any annual, extraordinary, or special meeting of the shareholders of the Company (including without limitation the meeting called to approve the Merger Agreement), and at any postponement(s) or adjournment(s) thereof, or pursuant to any consent in lieu of a meeting or otherwise (the "MEETING"), to vote (or cause to be voted) all Shareholder Shares and all of the Company Shares the Shareholder now or hereafter owns or controls, whether beneficially or otherwise held by it (including as a result of exercise of the options or other securities or rights convertible, exercisable or exchangeable into Company Shares or otherwise) (collectively, the "SHARES") in the following manner: (i) in favor of the Merger Agreement and the approval of the terms thereof and each of the transactions contemplated thereby, and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; (iii) against any Alternative Transaction Proposal (as defined in the Merger Agreement); and (iv) against any other action involving the Company or its subsidiaries which is intended, or is reasonably expected, to impede, interfere with, delay, postpone, or adversely affect the consummation of the Merger Agreement and the transactions contemplated thereby. Prior to the Closing and unless the Company terminates the Merger Agreement in accordance with Section 8.1 thereof, the Shareholder shall not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of the provisions and undertakings referred to in this Section 1.1.


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     1.2. The Shareholder understands and acknowledges that the Purchasers are entering into the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Undertaking.

     1.3. Without derogating from any provisions to the contrary in the Merger Agreement, to the extent permitted under applicable law, the provisions of this Section 1 and the obligations hereunder shall attach to the Shares and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Shareholder`s administrators or successors, and notwithstanding any transfer of the Shares, the transferor shall remain liable for the performance of all obligations of the Shareholder hereunder; provided however that (notwithstanding clause (i) of Section 3), the Shareholder may transfer the Shares or any part thereof to any third party, subject to such third party executing this Undertaking, in which event the Shareholder shall not remain liable for the performance of all obligations of the Shareholder hereunder with respect to such transferred Shares.

2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. The Shareholder hereby represents and warrants to Purchasers as follows:

     2.1. The Shareholder has the full legal capacity, power and authority to execute and deliver this Undertaking and to perform the transactions contemplated hereby. This Undertaking constitutes the Shareholder's valid and legally binding obligation enforceable against it in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     2.2. The Shareholder has the requisite corporate power and authority to execute and deliver this Undertaking and to perform and consummate the transactions contemplated hereby. The execution, delivery and performance of this Undertaking have been duly authorized by all necessary corporate action on the part of the Shareholder and no other corporate proceedings on the part of the Shareholder are necessary to authorize this Undertaking.

     2.3. Subject to the information set forth in the Shareholder's Schedules 13/D filed previously with the United States Securities and Exchange Commission ("SEC"), the Shareholder has good and valid title to, and is the sole lawful owner, beneficially and of record, of all of the Shareholder Shares, which constitute the entire issued and outstanding Ordinary Shares of the Company held by the Shareholder, free and clear of any and all Encumbrances (as defined in the Merger Agreement) relating to ownership and voting. Subject to the information set forth in the Shareholder's Schedules 13/D filed previously with the United States Securities and Exchange Commission ("SEC"), the Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Undertaking, sole power of disposition and sole power to agree to all of the matters set forth in this Undertaking. The Shareholder has not sold, pledged or otherwise transferred any interests in the Shareholder Shares to any person.


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     2.4. The Shareholder Shares constitute all of the shares or other securities of the Company over which any voting or dispositive power is held by the Shareholder and Shareholder does not own, beneficially or otherwise, directly or indirectly, any other share capital of, or other securities, equity or ownership interest in the Company (including, without limitation, (i) any outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other securities of the Company, or (ii) outstanding stock appreciation rights, phantom stock or similar rights). The Shareholder Shares are not subject to any shareholders agreement, voting agreements, proxies, trusts or other agreement or understandings relating to the voting or disposition thereof, which would prevent Shareholder from performing its obligations hereunder. Any proxies heretofore given in respect of the Shareholder Shares are not irrevocable, and any such proxies are or shall be revoked by the Closing.

     2.5. The execution and delivery by the Shareholder of this Undertaking do not, and the consummation of the transactions contemplated hereby will not, require Shareholder to obtain or deliver any notice, consent, waiver, approval, order or authorization or permit of, or registration, declaration or filing with, or notification to, any court, administrative agency, commission, governmental or regulatory authority or any other person, that has not been, or will not be, obtained or delivered by the Closing.

     2.6. The execution and delivery by the Shareholder of this Undertaking do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit, under the Articles of Association of the Company, any agreement, law, rule, regulation, order, judgment or decree applicable to the Shareholder or that apply to the Shareholder Shares or by which the Shareholder Shares are bound.

     2.7. There is no suit, action, proceeding, claim or investigation, decree, order, judgment or legal proceeding of any nature, pending, or, to Shareholder's knowledge, threatened against it or the Shareholder Shares, that seeks to prevent Shareholder from executing, delivering or performing this Undertaking and the transactions contemplated hereby, or that apply to the Shareholder Shares or by which the Shareholder Shares are bound.

3.   OTHER RESTRICTIONS. Unless the Merger Agreement is terminated pursuant to
     Section 8.1 thereof, the Shareholder shall not, directly or indirectly, and except as contemplated by or permitted by this Undertaking, (i) grant any proxies or powers of attorney, deposit any Shareholder Shares into a voting trust, enter into a voting agreement with respect to any Shareholder Shares or transfer or otherwise dispose (or aim to transfer or otherwise dispose) any Shareholder Shares; or (ii) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Shareholder from performing the Shareholder's obligations under this Undertaking.

4. ADDITIONAL SHARES. In the event of any stock split (bonus shares), consolidation, share dividend (including any dividend or distribution of securities convertible into share capital), reorganization, reclassification, combination, recapitalization or other like change with respect to the Shareholder Shares occurring after the date hereof and prior to the Closing, all references in this Undertaking to specified numbers of shares and all calculations provided for that are based upon numbers affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Undertaking prior to such event.


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5.   SPECIFIC ENFORCEMENT. Shareholder hereby acknowledges that monetary damages may not be a sufficient or adequate remedy for any breach or violation of any of its obligations under this Undertaking and that, in addition to any other remedy which may be available to Purchasers hereunder or in law or equity, and without any wavier or limitation with respect thereto, the Purchasers shall be entitled to seek injunctive and other equitable relief, including specific performance, with respect to any such breach or violation and to enforce specifically the terms and provisions hereof, in any court of competent jurisdiction. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

6. FURTHER ASSURANCES. Subject to the terms of this Undertaking and any applicable law, the Shareholder, at the reasonable request of the Purchasers, shall execute and deliver, or cause to be executed and delivered, such other documents and instruments and do and perform such other actions as may be necessary or desirable for effecting the consummation of this Undertaking and the transactions contemplated hereby.

7. TERMINATION. This Undertaking shall automatically terminate upon termination of the Merger Agreement pursuant to Section 8.1 thereof, in which case this Undertaking shall forthwith become void and there shall be no liability or obligation on the part of the Purchasers or the Shareholder, or their respective employees, agents or shareholders, if applicable, except that the provisions of Section 8 and this Section 7 shall remain in full force and effect and survive any termination of this Undertaking pursuant to the terms of this Section 7.

8.   GENERAL PROVISIONS.

     8.1. EXPENSES. Each party shall bear its own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Undertaking.

     8.2. ENTIRE AGREEMENT. This Undertaking constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

     8.3. AMENDMENT; WAIVER. Any term of this Undertaking may be amended and the observance of any term of this Undertaking may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Shareholder and the Purchasers, except that the Purchasers may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of Shareholder hereunder, (ii) waive any inaccuracies in the representations and warranties made by Shareholder contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of Purchasers contained herein.

     8.4. PRESS RELEASES. No party shall issue any statement or communication to any third party (other than their respective agents, partners, affiliates and representatives that are bound by confidentiality restrictions) regarding this Undertaking, its existence and content, or the transactions contemplated hereby, including, if applicable, the termination of this Undertaking and the reasons therefor, without the consent of the other parties hereto, except as required to comply with applicable legal requirements and the rules of any stock exchange and except as required in connection with the Merger Agreement and the transactions contemplated thereby.


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     8.5. ASSIGNMENT. Subject to Section 1.3, neither this Undertaking, nor any rights, interests or obligations under this Undertaking may be assigned or transferred, in whole or in part, by operation of law or otherwise by the Shareholder, without the prior consent in writing of the Purchasers, and any such assignment without such prior written consent shall be null and void. Subject to the foregoing, this Undertaking shall inure to the benefit of, and be binding upon, and be enforceable by, the parties hereto and their respective successors, assigns, heirs, executors, and administrators.

     8.6. GOVERNING LAW; JURISDICTION. This Undertaking shall be governed by and construed in accordance with the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any competent court located in Tel-Aviv-Jaffa, Israel in connection with any matter based upon or arising out of this Undertaking or the matters contemplated herein, agrees that process may be served upon it in any manner authorized by the laws of the State of Israel for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     8.7. INTERPRETATION. When used herein: the words "include," "includes" and "including" shall be deemed in each case to be followed by the words "without limitation"; the words "herein," "hereof," "hereto" and "hereunder" and words of similar import, shall refer to this Undertaking a whole and not to any particular provision of this Agreement; the word "person(s)" shall include an individual, corporation, partnership, association, trust, enterprise or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; the phrase "beneficial ownership" of any securities or "own" (and phrases of similar import) shall mean beneficial ownership for purposes of Rule 13d-3 under the Exchange Act (and for the purposes of Rule 13d-3(d)(1)(i) as if the right to acquire beneficial ownership of such security would have been within 60 days); the word "affiliate(s)" (and words of similar import) shall mean as set forth in Rule 405 promulgated under the Securities Act of 1933, as amended: the word "group" shall mean any group of persons acting together in the manner described in Rule 13d-5(b)(1) of the Exchange Act; and the term "Closing" shall have the meaning set forth in the Merger Agreement. Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa. The headings in this Undertaking are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Undertaking. The recitals and exhibits form part of this Undertaking and shall have the same force and effect as if expressly set out in the body of this Undertaking, and any reference to this Undertaking shall include the exhibits hereto.

     8.8. SEVERABILITY. If any provision of this Undertaking or the application thereof becomes or is declared by a court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.


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     8.9. RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Undertaking and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10. NOTICES. All notices and other communications hereunder shall be in writing and shall be shall be emailed, faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          8.10.1.  if to Purchasers, to:

                   23 Raul Wallenberg Street
                   Ziv Buildings (Building B)
                   Ramat Hahayal, Tel Aviv
                   Fax No.: 972-3-644-1881
                   Attention: Chief Executive Officer
                   Email address: alon.aginsky@cvidya.com

                   with a mandatory copy to (which shall not constitute notice):

                   Naschitz Brandes & Co.
                   5 Tuval Street
                   Tel Aviv 67897
                   Israel
                   Fax No: 972-3-623-5005
                   Email address: samir@nblaw.com
                                  aassis@nblaw.com
                   Attention: Sharon A. Amir, Adv.
                              Asher Assis, Adv.

          8.10.2. if to Shareholder, to:

                  _________________

                  with mandatory copies to (which shall not constitute notice):

                  Meitar, Liquornik, Geva & Lesham Brandwein
                  16 Abba Hillel Silver Road
                  Ramat Gan, 52506
                  Israel
                  Fax No.: 972-3-610-3111
                  Email address: dshamgar@meitar.com
                  Attention: Dan Shamgar, Adv.


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          Any notice sent in accordance with this Section 8.10 shall be effective (i) if mailed, three (3) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via email or facsimile, upon transmission and electronic confirmation of receipt (or recipient's electronic "read receipt" in case of email) or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (or recipient's electronic "read receipt" in case of email).

     8.11. COUNTERPARTS. This Undertaking may be executed in one or more counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart. The exchange of an executed Undertaking (in counterparts or otherwise) by facsimile transmission or by electronic delivery in .pdf format or the like shall be sufficient to bind the parties to the terms and conditions of this Undertaking, as an original.

                           - SIGNATURE PAGE FOLLOWS -


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     IN WITNESS WHEREOF, the undersigned caused this Voting Undertaking to be duly executed and delivered, as of this 22 day of October, 2009.


                                                   [NAME OF SHAREHOLDER]


                                                   By:
                                                   ---------------------
                                                   Name:
                                                   Title:

Agreed and accepted:

                                                   CVIDYA NEYWEORKS, INC.

                                                   By:
                                                   ---------------------
                                                   Name:
                                                   Title:


                                                   CVIDYA ACQUISITION LTD.


                                                   By:
                                                   ---------------------
                                                   Name:
                                                   Title:


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